Exhibit 3.1

STATE OF ALABAMA	)

MONTGOMERY COUNTY	)

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

ENERGEN CORPORATION

Pursuant to the provisions of the Alabama Business Corporation Law, Energen Corporation, an Alabama corporation (the “Corporation”), executes and delivers these Amended and Restated Articles of Incorporation of the Corporation:

FIRST:	The name of the Corporation is Energen Corporation.

SECOND:

These Amended and Restated Articles of Incorporation were duly adopted by unanimous written consent of the shareholders of the Corporation as of November 29, 2018 in accordance with the applicable provisions of the Alabama Business Corporation Law. As of such date, there were 97,527,659 shares of Common Stock issued and outstanding, all of which were entitled to be voted and all of which were voted to approve these Amended and Restated Articles of Incorporation.

THIRD:	The articles of incorporation of the Corporation shall be amended and restated in their entirety to read as follows (the “Amended and Restated Articles”):

ARTICLE I

Name

The name of this corporation shall be:

Energen Corporation

ARTICLE II

Purposes

The purpose of this Corporation is to engage in the transaction of any lawful business for which corporations may be incorporated under the Alabama Business Corporation Law.

The foregoing purpose of the Corporation shall not be deemed to exclude or in any way limit by inference any powers, objects or purposes which the Corporation is empowered to exercise, whether expressly by purpose or by any of the laws of the State of Alabama or any reasonable construction of such laws.

ARTICLE III

Capital Stock

3.01    The total number of shares of all classes of capital stock (“Shares”) which the Corporation shall have the authority to issue is One Thousand (1,000), consisting of One Thousand (1,000) shares of $0.001 par value common stock.

3.02    Distributions with respect to all classes and series of Shares shall be made only when, as and if authorized by the Board of Directors; provided, however, that no distribution may be made if, after giving it effect, (i) the Corporation would not be able to pay its debts as they become due in the usual course of business; or (ii) the Corporation’s total assets would be less than the sum of its total liabilities. Each Share issued and outstanding shall have identical distribution and liquidation rights.

3.03    The Board of Directors is expressly authorized to create and issue, by resolution(s) adopted from time to time, warrants, rights or options entitling the holders thereof to purchase Shares of any kind, class or series, whether or not in connection with the issuance and sale of any Shares or other securities or evidences of indebtedness. The Board of Directors is also authorized expressly to determine the terms, including, without limit, the time or times within which, the price or prices and any adjustments thereto, whereby Shares may be purchased upon the exercise of any such warrant, right or option. The judgment of the Board of Directors shall be conclusive as to the adequacy of the consideration received for any such rights or options.

3.04    None of the shareholders of the Corporation shall have, and each shareholder is hereby expressly denied, the preemptive right to purchase his or her proportion of the issuance of any class of shares, including treasury shares, according to the proportion of his or her holdings of such class of shares.

ARTICLE IV

Board of Directors

4.01    The number of directors of the Corporation shall be one or more, as specified in or fixed in accordance with the bylaws of the Corporation. The bylaws may establish a variable range for the size of the board of directors of the Corporation by fixing a minimum and a maximum number of directors. The number of directors may be fixed or changed from time to time, within the minimum and maximum, as set forth in the bylaws.

4.02    In furtherance and not in limitation of the powers conferred by law, a director of the Corporation shall not be liable to the Corporation or its shareholders for money damages for any action taken, or failure to take action, as a director, except for (i) the amount of a financial benefit received by such director to which such director is not entitled; (ii) an intentional infliction of harm by such director on the Corporation or its shareholders; (iii) a violation of Section 10A-2-8.33 of the Code of Alabama of 1975 or any successor provision to such section; (iv) an intentional violation by such director of criminal law; or (v) a breach of such director’s duty of loyalty to the Corporation or its shareholders. If the Alabama Business Corporation Law, or any successor statute thereto, is hereafter amended to authorize the further elimination or limitation of the liability of a director of a corporation, then the liability of a director of the Corporation, in addition to the limitations on liability provided herein, shall be limited to the fullest extent permitted by the Alabama Business Corporation Law, as amended, or any successor statute thereto. The limitation on liability of directors of the Corporation contained herein shall apply to liabilities arising out of acts or omissions occurring subsequent to the adoption of this Section 4.02 and, except to the extent prohibited by law, to liabilities arising out of acts or omissions occurring prior to the adoption of this Section 4.01. Any repeal or modification of this Section 4.02 by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE V

Amendments

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

ARTICLE VI

Registered Office and Agent

The location and mailing address of the Corporation’s registered office shall be 641 S. Lawrence Street, Montgomery, AL 36104, and the registered agent at such address shall be Corporation Service Company, Inc.

The Corporation has caused these Amended and Restated Articles of Incorporation to be executed by a duly authorized officer, this 29th day of November, 2018.

/s/ Randall J. Holder
Name:	Randall J. Holder
Title:	Executive Vice President, General Counsel and Secretary

THIS INSTRUMENT PREPARED BY:

Timothy J. Segers

Balch & Bingham LLP

1901 Sixth Avenue North, Suite 1500

Birmingham, AL 35203-4642